------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
------                                            OMB Number:          3235-0362
FORM 5                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 1.0
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ] Form 3 Holdings Report
[ ] Form 4 Transactions Reported
================================================================================
1. Name and Address of Reporting Person*

McGroder III.                     Patrick                     J.
--------------------------------------------------------------------------------
   (Last)                            (First)                       (Middle)

 2575 East Camelback Road
--------------------------------------------------------------------------------
                                     (Street)

Phoenix                       AZ                               85016
--------------------------------------------------------------------------------
   (City)                            (State)                        (Zip)
================================================================================
2. Issuer Name AND Ticker or Trading Symbol

   ILX Resorts Incorporated ("ILX")
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


================================================================================
4. Statement for Month/Year

   December 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [X] Director                          [ ] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)

   ------------------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
================================================================================

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

========================================================================================================================
                          |             |             |             |                  |          |          |
                          |             |             |             |                  | 5. Amount|          |
                          |             |             |             |                  | of Secur-|          |
                          |             |             |             |   4.             | ities    |          | 7.
                          |             |             |             |   Securities     | Bene-    |          | Nature
                          |             |             |             |   Acquired (A)   | ficially | 6. Owner-| of
                          |             |             |             |   or Disposed    | Owned at | ship     | Indirect
                          |             | 2A.         |             |   of (D) (Instr. | End of   | Form:    | Bene-
                          |             | Deemed      |             |   3, 4 and 5)    | Issuer's | Direct   | ficial
                          | 2. Trans-   | Execution   | 3.          | ---------------- | Fiscal   | (D) or   | Owner-
                          | action Date | Date, if any| Transaction |       |(A)|      | Year     | Indirect | ship
1. Title of Security      | (Month/Day/ | (Month/Day/ | Code        | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                | Year)       | Year)       | (Instr. 8)  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
------------------------------------------------------------------------------------------------------------------------
Common Stock                 7/27/01                        J4         486     A    N/A     3,699      D
------------------------------------------------------------------------------------------------------------------------
Series C Preferred Stock     7/27/01                        J4       1,458     D    N/A         0      D
------------------------------------------------------------------------------------------------------------------------
Common Stock                 3/11/02                        J4         127     A    N/A    33,129      I          (1)
------------------------------------------------------------------------------------------------------------------------
Series C Preferred Stock     3/11/02                        J4         384     D    N/A        72      I          (1)
------------------------------------------------------------------------------------------------------------------------
Common Stock                 9/17/02                        J4           5     D    N/A    33,124      I          (1)
------------------------------------------------------------------------------------------------------------------------
Common Stock                 9/17/02                        J4           5     A    N/A     3,704      D
------------------------------------------------------------------------------------------------------------------------
Common Stock                 3/11/02                        J4         145     D    N/A     3,849      D
========================================================================================================================

* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

=========================================================================================================================
            |       |        |        |       |5.       |                 |             |       | 9.      |10.   |
            |       |        |        |       |Number   |                 |             |       | Number  |Owner-|
            |       |        |        |       |of       |                 |7.           |       | of      |ship  |
            |2.     |        |        |       |Deriv-   |                 |Title and    |       | Deriv-  |of    |
            |Conver-|        |        |       |ative    |                 |Amount of    |       | ative   |Deriv-|11.
            |sion   |        |        |       |Secur-   |                 |Underlying   |       | Secur-  |ative |Nature
            |of     |        |3A.     |       |ities    |6.               |Securities   |8.     | ities   |Secur-|of
            |Exer-  |        |Deemed  |       |Acquired |Date             |(Instr. 3    |Price  | Bene-   |ity:  |In-
            |cise   |3.      |Execu-  |       |(A) or   |Exercisable and  |and 4)       |of     | ficially|Direct|direct
            |Price  |Trans-  |tion    |4.     |Disposed |Expiration Date  |-------------|Deriv- | Owned   |(D) or|Bene-
1.          |of     |action  |Date,   |Trans- |of(D)    |(Month/Day/Year) |      |Amount|ative  | at End  |In-   |ficial
Title of    |Deriv- |Date    |if any  |action |(Instr.3,|-----------------|      |or    |Secur- | of      |direct|Owner-
Derivative  |ative  |(Month/ |(Month/ |Code   |4 and 5) |Date    | Expira-|      |Number|ity    | Year    |(I)   |ship
Security    |Secur- |Day/    |Day/    |(Instr.|-------- |Exer-   | tion   |      |of    |(Instr.| (Instr. |(Instr|(Instr.
(Instr. 3)  |ity    |Year)   |Year)   |8)     |(A) | (D)|cisable | Date   |Title |Shares|5)     | 4)      |4)    |4)
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------

=========================================================================================================================

Explanation of Responses:

(1) Conversion of 1,458 shares of Series C Preferred Stock to 486 shares Common Stock and resulting 145 shares cumulation dividend for direct ownership. Conversion of 384 shares Series C Preferred Stock to 127 shares Common Stock held indirectly in Susan McGroder R/O IRA. Transfer of 5 shares Common Stock from held indirectly in Shamrock Consultants to direct ownership.

/s/ Patrick J. McGroder III                   2/13/03
-------------------------------               ------------
**Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.